Exhibit 99.1

PRESS RELEASE

Good Sam Enterprises, LLC Announces

Excess Cash Flow Offer to Purchase 11.50% Notes

VENTURA, CALIFORNIA — January 20, 2012 — Good Sam Enterprises, LLC (the “Company”), announced today the commencement of an offer to purchase (the “Offer to Purchase”) up to $7,425,000 in principal amount of the Company’s outstanding 11.50% Senior Secured Notes due 2016 (the “Notes”).  The Offer to Purchase will expire at 5:00 p.m., New York City time, on February 17, 2012, unless extended (the “Expiration Date”).

The Offer to Purchase is being made pursuant to the terms of the indenture governing the Notes (the “Indenture”).  The Offer Amount is $7.5 million.  The purchase price is 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of purchase.  Since the Offer Amount is $7.5 million and the purchase price is 101%, the maximum aggregate amount of Notes that could be purchased pursuant to this Excess Cash Flow Offer is $7,425,000.  If the aggregate principal amount of Notes validly tendered in the Offer to Purchase exceeds the Offer Amount, Notes will be accepted for purchase on a pro rata basis, such that the aggregate purchase price for the Notes purchased does not exceed the Offer Amount. This news release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any Notes. The Offer to Purchase is only being made pursuant to the excess cash flow offer to purchase and the related letter of transmittal that the Company is distributing to holders of Notes in connection with the Offer to Purchase.

The complete terms and conditions of the Offer to Purchase are set forth in the notice relating to excess cash flow offer and related letter of transmittal.

About Good Sam Enterprises, LLC

Good Sam Enterprises, LLC (GSE) and its wholly owned subsidiaries, serve the safety, security, comfort, and convenience needs of the North American outdoor and recreational vehicle market. The goal is simple: GSE makes RV ownership and the RV lifestyle more enjoyable. With various companies, brands, products and services, GSE targets almost every aspect of this diverse and dynamic niche market.

The corporate headquarters is located in Ventura, California. Subsidiary operations and divisions can be found at multiple locations throughout the United States.